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                                                                    Exhibit 3.02

                           CERTIFICATE OF AMENDMENT
        TO AMENDED AND RESTATED ARTICLES OF INCORPORATION, AS AMENDED,
                                      OF
                             CARDINAL HEALTH, INC.
                             ---------------------


     Steven Alan Bennett, Executive Vice President, Chief Legal Officer and Secretary, of Cardinal Health, Inc., an Ohio corporation (the "Company), does hereby certify that a meeting of the shareholders of the Company was duly called and held on November 1, 2000, at which meeting a quorum of the shareholders was present in person or by proxy, and by the affirmative vote of holders of shares entitling them to exercise a majority of the voting power of the Company on a proposal to amend the Company's Amended and Restated Articles of Incorporation, as amended, the following resolution was duly adopted:

          Resolved, that Section 1 of Article FOURTH of the Amended and Restated Articles of Incorporation, as amended, of Cardinal Health, Inc. be, and the same hereby is, deleted in its entirety and there is substituted therefor the following:

          FOURTH: Section 1. Authorized Shares. The maximum aggregate number of shares which the corporation is authorized to have outstanding is 755,500,000 consisting of 750,000,000 common shares, without par value ("Class A Common Shares"), 5,000,000 Class B common shares, without par value ("Class B Common Shares") (the Class A Common Shares and the Class B Common Shares are sometimes referred to herein collectively as the "Common Shares"), and 500,000 nonvoting preferred shares, without par value.

     IN WITNESS WHEREOF, Steven Alan Bennett, Executive Vice President, Chief Legal Officer and Secretary, of Cardinal Health, Inc., acting for and on its behalf, does hereunto subscribe his name this 1st day of November, 2000.


                                     /s/ Steven Alan Bennett
                                  --------------------------------
                                  Steven Alan Bennett
                                  Executive Vice President, Chief Legal
                                     Officer and Secretary